Trimble Reports Fourth Quarter 2007 Revenue Growth of 34 Percent

Fourth Quarter
Revenue $312.8 Million; GAAP Earnings Per Share $0.21;
Non-GAAP Earnings Per Share $0.28

Fiscal Year 2007
Revenue $1.222 Billion; GAAP Earnings Per Share $0.94;
Non-GAAP Earnings Per Share $1.25

SUNNYVALE, Calif., Jan. 29, 2008 / PRNewswire-FirstCall/ --Trimble (NASDAQ: TRMB) today announced results for its fourth quarter and fiscal year 2007, ended Dec. 28, 2007. Revenue for the fourth quarter of 2007 was $312.8 million, up approximately 34 percent from revenue of $234.1 million in the fourth quarter of 2006. Fiscal 2007 revenue was $1.222 billion, up 30 percent when compared to fiscal 2006 revenue of $940.2 million.

Operating income for the fourth quarter of 2007 was $39.3 million, up 44 percent from the fourth quarter of 2006. Operating margins in the fourth quarter of 2007 were 12.6 percent, compared to 11.7 percent in the fourth quarter of 2006. It should be noted in year-over-year comparisons that amortization of intangibles increased from $4.1 million in the fourth quarter of 2006 to $10.1 million in the fourth quarter of 2007. Additionally, the impact of stock-based compensation expense was $4.1 million in the fourth quarter of 2007, compared to $3.1 million in the fourth quarter of 2006. There was no in-process research and development expense in the fourth quarter of 2007, while there was a $860 thousand in-process research and development expense in the fourth quarter of 2006. Excluding these impacts, non-GAAP operating income of $53.4 million grew by 51 percent compared to the fourth quarter of 2006. Non-GAAP operating margins were 17.1 percent in the fourth quarter of 2007, up from 15.1 percent in the fourth quarter of 2006.

Operating income for fiscal 2007 was $178.3 million, up 32 percent compared to 2006. Fiscal 2007 operating margins were 14.6 percent, compared to 14.4 percent in 2006. Amortization of intangibles increased from $13.1 million in 2006 to $38.6 million in 2007 due to acquisitions. Stock-based compensation expense was $15.0 million in 2007, compared to $12.6 million in the fourth quarter of 2006. In-process research and development expense was $2.1 million in 2007 compared to $1.9 million in 2006. In 2007 there was a $3.0 million restructuring expense, while in 2006 there was no restructuring expense. Excluding these impacts, 2007 non-GAAP operating income of $237.0 million grew by 45 percent compared to 2006. Non-GAAP operating income margins were 19.4 percent in 2007, up from 17.3 percent in 2006.

Net income for the fourth quarter of 2007 was up approximately 10 percent, to $26.3 million, compared to net income of $24.0 million in the fourth quarter of 2006. Diluted earnings per share for the fourth quarter of 2007 were $0.21, up from diluted earnings per share of $0.20 in the fourth quarter of 2006. The tax rate for the fourth quarter of 2007 was 35 percent, compared to 25 percent in the fourth quarter of 2006.

Adjusting for the amortization of intangibles, in-process research and development, and the impact of stock-based compensation expenses, non-GAAP net income for the fourth quarter of 2007 was up 18 percent, to $35.5 million, compared to non-GAAP net income of $30.1 million in the fourth quarter of 2006. Non-GAAP earnings per share for the fourth quarter of 2007 were $0.28, up from non-GAAP earnings per share of $0.26 in the fourth quarter of 2006.

Net income for fiscal 2007 was up approximately 13 percent, to $117.4 million, compared to net income of $103.7 million in 2006. Diluted earnings per share for fiscal 2007 were $0.94 up from diluted earnings per share of $0.89 in the fourth quarter of 2006. The full year tax rate for 2007 was 36 percent, compared to 30 percent in 2006.

Adjusting for restructuring charges, the amortization of intangibles, in-process research and development, and the impact of stock-based compensation expenses, non-GAAP net income for fiscal 2007 was up 26 percent, to $155.1 million, compared to non-GAAP net income of $123.2 million in 2006. Non-GAAP earnings per share for 2007 were $1.25, up approximately 17 percent from 2006 non-GAAP earnings per share of $1.06.

“Trimble achieved a number of milestones in 2007 including that of becoming a billion dollar revenue company,” said Steven W. Berglund, Trimble’s chief executive officer. “Our future success remains centered on continuous innovation, aggressive expansion into international markets, and executing at a world class level for our users.”

“Despite a slower U.S. construction market we continue to believe we can grow revenue by 14 to 17 percent in 2008 based on continued strength in international markets, a strong agriculture market, and achieving the potential within our Mobile Solutions segment,” Berglund concluded.

Trimble Results by Business Segment

Segment operating income is revenue less cost of goods sold and operating expenses, excluding general corporate expenses, amortization of intangibles, and in-process research and development. In addition, for each segment, non-GAAP operating income excludes the impact of stock-based compensation expense.

Engineering and Construction

Fourth quarter 2007 Engineering and Construction (E&C) revenue was $186.7 million, up approximately 17 percent when compared to revenue of $160.0 million in the fourth quarter of 2006, driven by all businesses within the segment and a strong international market.

Fourth quarter 2007 operating income in E&C was $36.8 million, or 19.7 percent of revenue compared to $32.6 million, or 20.4 percent of revenue, in the fourth quarter of 2006.

Non-GAAP operating income in E&C was $37.9 million, or 20.3 percent of revenue, in the fourth quarter of 2007 compared to $33.6 million, or 21.0 percent of revenue, in the fourth quarter of 2006. The margin declined slightly due to product mix and acquisition impacts.

Fiscal 2007 E&C revenue was $743.3 million, up approximately 17 percent when compared to revenue of $637.1 million in 2006, driven by all businesses within the segment.

Operating income in E&C was $174.2 million for 2007, or 23.4 percent of revenue, compared to $136.2 million, or 21.4 percent of revenue, in 2006.

Non-GAAP operating income in E&C was $177.8 million, or 23.9 percent of revenue, in 2007 compared to $140.1 million, or 22.0 percent of revenue, in 2006.

Field Solutions

Fourth quarter 2007 Field Solutions (TFS) revenue was $49.6 million, up approximately 62 percent when compared to revenue of $30.6 million in the fourth quarter of 2006. During the fourth quarter, sales of agricultural products were extremely robust.

Fourth quarter 2007 operating income in TFS was $14.0 million, or 28.2 percent of revenue compared to $6.5 million, or 21.3 percent of revenue, in the fourth quarter of 2006.

Non-GAAP operating income in TFS was $14.2 million, or 28.6 percent of revenue, in the fourth quarter of 2007 compared to $6.8 million, or 22.1 percent of revenue, in the fourth quarter of 2006.

Fiscal 2007 TFS revenue was $200.6 million, up approximately 44 percent when compared to revenue of $139.2 million in 2006.

Operating income in TFS was $60.9 million for 2007, or 30.4 percent of revenue, compared to $37.4 million, or 26.8 percent of revenue, in 2006.

Non-GAAP operating income in TFS was $61.7 million, or 30.8 percent of revenue, in 2007 compared to $38.4 million, or 27.5 percent of revenue, in 2006.

Mobile Solutions

For year-over-year comparisons it should be noted that 2006 results do not include the acquisition of @Road.

Fourth quarter 2007 Mobile Solutions (TMS) revenue was $47.7 million, up approximately 181 percent when compared to revenue of $17.0 million in the fourth quarter of 2006.

Fourth quarter 2007 operating income in TMS was $5.7 million, or 12.0 percent of revenue compared to $828 thousand, or 4.9 percent of revenue, in the fourth quarter of 2006.

Non-GAAP operating income in TMS was $7.0 million, or 14.8 percent of revenue, in the fourth quarter of 2007 compared to $1.1 million, or 6.2 percent of revenue, in the fourth quarter of 2006.

Fiscal 2007 TMS revenue was $157.7 million, up approximately 159 percent when compared to revenue of $60.9 million in 2006.

Operating income in TMS was $12.5 million for 2007, or 7.9 percent of revenue, compared to $2.6 million, or 4.2 percent of revenue, in 2006.

Non-GAAP operating income in TMS was $17.5 million, or 11.1 percent of revenue, in 2007 compared to $3.3 million, or 5.4 percent of revenue, in 2006.
.
Advanced Devices

Fourth quarter 2007 Advanced Devices revenue was $28.8 million, up approximately 8 percent when compared to revenue of $26.5 million in the fourth quarter of 2006.

Fourth quarter 2007 operating income in Advanced Devices was $3.7 million, or 12.7 percent of revenue compared to $1.4 million, or 5.3 percent of revenue, in the fourth quarter of 2006.

Non-GAAP operating income in Advanced Devices was $4.0 million, or 14.0 percent of revenue, in the fourth quarter of 2007 compared to $1.8 million, or 6.9 percent of revenue, in the fourth quarter of 2006.

Fiscal 2007 Advanced Devices revenue was $120.7 million, up approximately 17 percent when compared to revenue of $102.9 million in 2006.

Operating income in Advanced Devices was $17.3 million for 2007, or 14.3 percent of revenue, compared to $10.1 million, or 9.8 percent of revenue, in 2006.

Non-GAAP operating income in Advanced Devices was $18.6 million, or 15.4 percent of revenue, in 2007 compared to $11.9 million, or 11.6 percent of revenue, in 2006.

Use of Non-GAAP Financial Information

Our results of operations have undergone significant change primarily due to the impact of acquisitions and FAS 123(R). To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why management chose to exclude selected items and the additional purposes for which these non-GAAP measures are used can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Management generally compensates for the limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information, on the investor relations page of our Web site at www.investor.trimble.com.

Forward Looking Guidance

In the first quarter of 2008, Trimble expects revenue to grow 17 to 19 percent compared to the first quarter of 2007, with revenue between $334 million and $339 million. Trimble expects first quarter 2008 GAAP earnings per share between $0.26 and $0.28 and non-GAAP earnings per share between $0.33 and $0.35. Non-GAAP guidance for the first quarter of 2008 excludes the amortization of intangibles of $10.2 million related to previous acquisitions, and the anticipated impact of stock-based compensation expense of $3.7 million. Both GAAP and non-GAAP guidance use a 38 percent tax rate, compared to an actual 32 percent tax rate in the first quarter of 2007, and assume 127 million shares outstanding.

For the full year of 2008 Trimble expects revenue to grow 14 to 17 percent compared to fiscal 2007, with revenue between $1.39 billion and $1.43 billion. Trimble expects 2008 non-GAAP earnings per share to be between $1.39 and $1.44. This assumes a non-GAAP margin expansion of 100 basis points in 2008, a tax rate of 38 percent and 129 million shares outstanding. Non-GAAP guidance for the full year excludes the amortization of intangibles of $41.2 million and the anticipated impact of stock based compensation expense of $14.7 million. Including these impacts, Trimble expects 2008 GAAP earnings per share to be between $1.12 and $1.17.

Investor Conference Call / Webcast Details

Trimble will hold a conference call on January 29, 2008 at 1:30 p.m. PT to review its fourth quarter and fiscal 2007 results. It will be broadcast live on the Web at http://investor.trimble.com. Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (706) 634-6089 (international). A replay of the call will be available for seven days at (800) 642-1687 (U.S.) or ((706) 645-9291 (international) and the pass code is 28986410. The replay will also be available on the Web at the address above.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978 and headquartered in Sunnyvale, Calif., Trimble has a worldwide presence with more than 3,600 employees in over 18 countries.

For more information visit Trimble’s Web site at www.trimble.com.

Safe Harbor

Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include the revenue, effective tax rate, stock-based compensation, the impact from in-process research and development expense, amortization of purchased intangibles, gross margin, and earnings per share estimates for the first quarter of 2008 and fiscal 2008. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. For example, strong demand for the Company's products may not continue because of a decline in the overall health of the economy and international markets, which may result in reduced capital spending. In addition, the Company's results may be adversely affected if the growth rates and profitability expectations for each of its four segments are not achieved, or its joint ventures and recent acquisitions do not achieve anticipated results, or if the Company is unable to market, manufacture and ship new products. Any failure to achieve predicted results could negatively impact the Company's revenues, gross margin and other financial results. Whether the Company achieves its guidance for the first quarter of 2008 and fiscal 2008 will also depend on a number of other factors, including the risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K. Undue reliance should not be placed on any forward-looking statement contained herein. These statements reflect the Company's position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company's expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Fiscal Year Ended

	Dec-28,	Dec-29,	Dec-28,	Dec-29,
	2007	2006	2007	2006

Revenue	$312,783	$234,119	$1,222,270	$940,150
Cost of sales	157,117	118,348	609,365	479,069
Gross margin	155,666	115,771	612,905	461,081
Gross margin (%)	49.8%	49.4%	50.1%	49.0%

Operating expenses
Research and development	34,731	26,607	131,468	103,840
Sales and marketing	51,528	40,268	186,495	143,623
General and administrative	25,390	18,469	92,572	68,416
Restructuring	-	-	3,025	-
Amortization of purchased intangible assets	4,754	2,266	18,966	7,906
In-process research and development	-	860	2,112	1,930
Total operating expenses	116,403	88,470	434,638	325,715

Operating income	39,263	27,301	178,267	135,366

Non-operating income, net
Interest income	895	1,122	3,502	3,799
Interest expense	(1,126)	(228)	(6,602)	(558)
Income from joint ventures	1,932	2,751	8,377	6,989
Other income (expense), net	(429)	1,092	212	2,496
Total non-operating income, net	1,272	4,737	5,489	12,726

Income before taxes	40,535	32,038	183,756	148,092

Income tax provision	14,244	8,053	66,382	44,434
Net income	$26,291	$23,985	$117,374	$103,658

Earnings per share :
Basic	$0.22	$0.22	$0.98	$0.94
Diluted	$0.21	$0.20	$0.94	$0.89

Shares used in calculating earnings per share :
Basic	121,428	111,324	119,280	110,044
Diluted	126,532	117,174	124,410	116,072

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
Unaudited

	Dec-28,	Dec-29,
	2007	2006
Assets

Current assets:
Cash and cash equivalents	$103,202	$129,621
Accounts receivables, net	239,884	177,054
Other receivables	10,201	6,014
Inventories, net	143,018	112,552
Deferred income taxes	51,233	25,905
Other current assets	15,661	13,026
Total current assets	563,199	464,172

Property and equipment, net	51,444	47,998
Goodwill	675,850	374,510
Other purchased intangible assets, net	197,777	67,172
Other non-current assets	57,989	29,625

Total assets	$1,546,259	$983,477

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term debt	$126	$-
Accounts payable	67,589	49,194
Accrued compensation and benefits	55,133	47,006
Deferred revenue	49,416	28,060
Deferred income taxes	4,129	4,525
Income taxes payable	14,802	23,814
Other accrued liabilities	58,657	33,580
Total current liabilities	249,852	186,179

Non-current portion of long-term debt	60,564	481
Non-current deferred revenue	15,872	-
Deferred income taxes	54,817	21,633
Other non-current liabilities	56,128	27,519

Total liabilities	437,233	235,812

Commitments and contingencies

Shareholders' equity:
Common stock	660,749	435,371
Retained earnings	388,557	271,183
Accumulated other comprehensive income	59,720	41,111
Total shareholders' equity	1,109,026	747,665

Total liabilities and shareholders' equity	$1,546,259	$983,477

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited
	Fiscal Year Ended
	Dec-28,	Dec-29,
	2007	2006

Cash flow from operating activities:
Net Income	$117,374	$103,658

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation expense	17,212	13,523
Amortization expense	38,744	13,259
Provision for doubtful accounts	1,410	163
Amortization of debt issuance cost	218	180
Deferred income taxes	6,368	10,368
Non-Cash Restructuring expense	1,725	-
Stock-based compensation	15,016	12,571
In-process research and development	2,112	1,930
Equity gain from joint ventures	(8,377)	(6,989)
Excess tax benefit for stock-based compensation	(12,409)	(8,761)
Provision for excess and obsolete inventories	4,352	7,376
Other non-cash items	651	720

Add decrease (increase) in assets:
Accounts receivables	(35,696)	(12,185)
Other receivables	4,825	(51)
Inventories	(18,678)	(7,588)
Other current and non-current assets	7,650	(18,936)

Add increase (decrease) in liabilities:
Accounts payable	(3,521)	(4,487)
Accrued compensation and benefits	1,691	7,807
Accrued liabilities	(4,635)	9,790
Deferred revenue	32,400	3,263
Income taxes payable	18,553	10,232
Net cash provided by operating activities	186,985	135,843

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(295,848)	(99,887)
Acquisition of property and equipment	(13,187)	(16,529)
Purchases of debt and equity securities	(5,576)	-
Proceeds from dividends	2,888	2,244
Other	331	(16)
Net cash used in investing activities	(311,392)	(114,188)

Cash flow from financing activities:
Issuance of common stock	31,864	26,566
Excess tax benefit for stock-based compensation	12,409	8,761
Proceeds from long-term debt and revolving credit lines	250,000	-
Payments on long-term debt and revolving credit lines	(190,457)	-
Other	-	(1,165)
Net cash provided by financing activities	103,816	34,162

Effect of exchange rate changes on cash and cash equivalents	(5,828)	(49)

Net increase (decrease) in cash and cash equivalents	(26,419)	55,768
Cash and cash equivalents - beginning of period	129,621	73,853

Cash and cash equivalents - end of period	$103,202	$129,621

NON-GAAP RECONCILIATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
( Dollars in thousands, except per share data)
(Unaudited)

			Three Months Ended		Fiscal Year Ended
			Dec-28,	Dec-29,	Dec-28,	Dec-29,
			2007	2006	2007	2006

REVENUE:			$312,783	$234,119	$1,222,270	$940,150

GROSS MARGIN:
GAAP gross margin:			$155,666	$115,771	$612,905	$461,081
Amortization of purchased intangibles	( B	)	5,330	1,850	19,619	5,167
Stock-based compensation	( D	)	493	292	1,733	1,173
Non-GAAP gross margin:			$161,489	$117,913	$634,257	$467,421
Non-GAAP gross margin (% of revenue)			51.6%	50.4%	51.9%	49.7%

OPERATING EXPENSES:
GAAP operating expenses:			$116,403	$88,470	$434,638	$325,715
Restructuring	( A	)	-	-	(3,025)	-
Amortization of purchased intangibles	( B	)	(4,754)	(2,266)	(18,966)	(7,906)
In-process research and development	( C	)	-	(860)	(2,112)	(1,930)
Stock-based compensation	( D	)	(3,574)	(2,842)	(13,283)	(11,398)
Non-GAAP operating expenses:			$108,075	$82,502	$397,252	$304,481

OPERATING INCOME:
GAAP operating income:			$39,263	$27,301	$178,267	$135,366
Restructuring	( A	)	-	-	3,025	-
Amortization of purchased intangibles	( B	)	10,084	4,116	38,585	13,073
In-process research and development	( C	)	-	860	2,112	1,930
Stock-based compensation	( D	)	4,067	3,134	15,016	12,571
Non-GAAP operating income:			$53,414	$35,411	$237,005	$162,940
Non-GAAP operating margin (% of revenue)			17.1%	15.1%	19.4%	17.3%

NET INCOME:
GAAP net income:			$26,291	$23,985	$117,374	$103,658
Restructuring	( A	)	-	-	3,025	-
Amortization of purchased intangibles	( B	)	10,084	4,116	38,585	13,073
In-process research and development	( C	)	-	860	2,112	1,930
Stock-based compensation	( D	)	4,067	3,134	15,016	12,571
Income tax effect on non-GAAP adjustments	( E	)	(4,973)	(1,987)	(21,035)	(8,051)
Non-GAAP net income:			$35,469	$30,108	$155,077	$123,181

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share:			$0.21	$0.20	$0.94	$0.89
Non-GAAP diluted net income per share:			$0.28	$0.26	$1.25	$1.06

SHARES USED TO COMPUTE DILUTED NET
INCOME PER SHARE:
GAAP and Non-GAAP shares used to compute
net income per share:			126,532	117,174	124,410	116,072

OPERATING LEVERAGE:
Increase in non-GAAP operating income			$18,003		$74,065
Increase in revenue			$78,664		$282,120
Operating leverage (increase in non-GAAP operating
income as a % of increase in revenue)			22.9%		26.3%

The non-GAAP financial measures included in the table above are non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income and non-GAAP diluted net income per share, which adjust for the following items: expenses related to acquisitions, stock-based compensation expense and restructuring charges. Management uses these non-GAAP measures to assess trends in its business and for budgeting purposes, as many of these excluded items are non-cash. In addition, we believe that the presentation of these non-GAAP financial measures is useful to investors for the reasons associated with each of the adjusting items as described below.

( A )
Restructuring. The amounts recorded are for employee compensation resulting from reductions in employee headcount in connection with our company restructurings and we believe they are not directly related to the operation of our business.

( B )
Amortization of purchased intangibles. The amounts recorded as amortization of purchased intangibles arise from prior acquisitions and are non-cash in nature. We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and are not directly related to the operation of our business. Approximately $5,330K and $1,850K of the amortization of purchased intangibles was included in cost of sales for the three months ended December 28, 2007 and December 29, 2006, respectively, and approximately $4,754K and $2,266K was reported as a separate line within operating expenses for the three months ended December 28, 2007 and December 29, 2006, respectively. Approximately $19,619K and $5,167K of the amortization of purchased intangibles was included in cost of sales for the fiscal year ended December 28, 2007 and December 29, 2006, respectively, and approximately $18,966K and $7,906K was reported as a separate line within operating expenses for the fiscal year ended December 28, 2007 and December 29, 2006, respectively.

( C )
In-process research and development. The amounts recorded as in-process research and development arise from prior acquisitions and are non-cash in nature. We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and not directly related to the operation of our business.

( D )
Stock-based Compensation. The amounts consist of expenses for employee stock options and purchase rights under our employee stock purchase plan determined in accordance with SFAS 123(R), which became effective for us on January 1, 2006. We exclude these stock-based compensation expenses because they are non-cash expenses that we believe are not reflective of ongoing operation results. Further, we believe it is useful to investors to understand the impact of the application of SFAS 123(R) to our results of operations. For the three months and fiscal year ended December 28, 2007 and December 29, 2006, stock-based compensation was allocated as follows:

	Three Months Ended		Fiscal Year Ended
	Dec-28,	Dec-29,	Dec-28,	Dec-29,
	2007	2006	2007	2006
Cost of sales	$493	$292	$1,733	$1,173
Research and development	954	628	3,573	2,554
Sales and Marketing	1,091	700	3,891	2,815
General and administrative	1,529	1,514	5,819	6,029
	$4,067	$3,134	$15,016	$12,571

( E )	Income tax effect on non-GAAP adjustments. This amounts adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP operating income.

NON-GAAP RECONCILIATION
REPORTING SEGMENTS
( Dollars in thousands)
(Unaudited)

			Reporting Segments
			Engineering
			and	Field	Mobile	Advanced
			Construction	Solutions	Solutions	Devices

THREE MONTHS ENDED DECEMBER 28, 2007:
Revenue			$186,699	$49,616	$47,685	$28,783

GAAP operating income before corporate allocations:			$36,818	$13,976	$5,739	$3,656
Stock-based compensation	( F	)	1,073	232	1,306	368
Non-GAAP operating income before corporate allocations:			$37,891	$14,208	$7,045	$4,024
Non-GAAP operating margin (% of segment external net revenues)			20.3%	28.6%	14.8%	14.0%

THREE MONTHS ENDED DECEMBER 29, 2006:
Revenue			$159,974	$30,632	$16,970	$26,543

GAAP operating income before corporate allocations:			$32,640	$6,536	$828	$1,405
Stock-based compensation	( F	)	962	246	225	424
Non-GAAP operating income before corporate allocations:			$33,602	$6,782	$1,053	$1,829
Non-GAAP operating margin (% of segment external net revenues)			21.0%	22.1%	6.2%	6.9%

FISCAL YEAR ENDED DECEMBER 28, 2007:
Revenue			$743,291	$200,614	$157,673	$120,692

GAAP operating income before corporate allocations:			$174,177	$60,933	$12,510	$17,276
Stock-based compensation	( F	)	3,614	763	4,976	1,369
Non-GAAP operating income before corporate allocations:			$177,791	$61,696	$17,486	$18,645
Non-GAAP operating margin (% of segment external net revenues)			23.9%	30.8%	11.1%	15.4%

FISCAL YEAR ENDED DECEMBER 29, 2006:
Revenue			$637,118	$139,230	$60,854	$102,948

GAAP operating income before corporate allocations:			$136,157	$37,377	$2,550	$10,084
Stock-based compensation	( F	)	3,964	973	736	1,850
Non-GAAP operating income before corporate allocations:			$140,121	$38,350	$3,286	$11,934
Non-GAAP operating margin (% of segment external net revenues)			22.0%	27.5%	5.4%	11.6%
______________________________________
( F )
Stock-based Compensation. The amounts consist of expenses for employee stock options and purchase rights under our employee stock purchase plan determined in accordance with SFAS 123(R), which became effective for us on January 1, 2006. We discuss our operating results by segment with and with-out stock-based compensation expense, as we believe it is useful to investors to understand the impact of the application of SFAS 123(R) to our results of operations because it facilitates trends in the business prior to the adoption of SFAS 123(R). Stock-based compensation not allocated to the reportable segments was approximately $1,088K and $1,277K for the three months ended December 28, 2007 and December 29, 2006, respectively and $4,294K and $5,048K for the fiscal year ended December 28, 2007 and December 29, 2006, respectively.

SOURCE Trimble
-0-                        01/29/2008
/CONTACT: Lea Ann McNabb of Trimble, +1-408-481-7808, leaann_mcnabb@trimble.com/
/First Call Analyst: /
/FCMN Contact: /
/Web site: http://www.trimble.com /
(TRMB)